Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(4)

(Form Type)

Ryan Specialty Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 par value per share	Rules 457(r) and 457(c)	9,000,000	$44.30	$398,700,000	.0001102	$43,937

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$398,700,000		$43,937

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$43,937

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on May 22, 2023.

(2)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form S-3ASR (Registration No. 333-272122) paid with the filing of this prospectus supplement. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in such registration statement.